Exhibit 23.2

MADSEN & ASSOCIATES, CPA’s Inc. Certified Public Accountants and Business Consultants Member SEC Practice Section of AICA	684 East Vine St. #3 Murray, Utah 84107 Telephone 801 268-2632 Fax 801 268-3978

June 2, 2005

US Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549-0405

Re: Consent to be named in the SB-2 Registration Statement of Quincy Energy Corp. (formerly Quincy Gold Corp.) and Subsidiary

Dear Sirs:

We hereby consent to the use of our report for the year ended April 30, 2004 dated August 7, 2004 in the above referenced Registration Statement.  We also consent to the use of our name as experts in such Registration Statement.

 “Madsen & Associates”

Madsen & Associates, CPA’s Inc.